EXHIBIT (A6)

                          JULIUS BAER INVESTMENT FUNDS

                  AMENDMENT NO. 6 TO THE MASTER TRUST AGREEMENT

         The undersigned, Assistant Secretary of Julius Baer Investment Funds (the "Trust"), does hereby certify that pursuant to Article VII, Section 7.3, of the Master Trust Agreement dated April 30, 1992, as amended (the "Master Trust Agreement"), the following resolutions were duly adopted by unanimous written consent of the Board of Trustees on February 25, 2003.

         RESOLVED, that Article V, Section 5.3 of the Master Trust Agreement be deleted in its entirety and replaced with the following: "Section 5.3 Record Date. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days (except at or in connection with the termination of the Trust), as the Trustees may determine; or without closing the transfer books the Trustees may fix a date and time not more than 90 days prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action, even though he has since that date and time disposed of his Shares, and no Sharholder becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action"; and

         FURTHER RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized to execute and file any notices required to be filed reflecting the foregoing changes; to execute amendments to the Trust's Master Trust Agreement and by-laws reflecting the foregoing changes; and to execute and file all requisite certificates, documents and instruments and to take such other actions required to cause such amendments to become effective and to pay all requisite fees and expenses incident thereto.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 7th day of March, 2003.


                                                ----------------------------
                                                Cynthia J. Surprise
                                                Assistant Secretary